Exhibit 1

News Release

For Immediate Release

This news release contains forward-looking statements. For a description of the related risk factors and assumptions, please see the section entitled “Caution Concerning Forward-Looking Statements” later in this release.

Bell Canada announces re-opening of Series US-1 Notes

MONTRÉAL, September 11, 2018 – Bell Canada (Bell) today announced the public offering of US$400,000,000 aggregate principal amount of 4.464% Series US-1 Notes due 2048 (the Notes). The Notes represent a re-opening of, and will form a single series with, Bell’s outstanding 4.464% Series US-1 Notes due 2048 in the principal amount of US$750,000,000 that were issued on March 29, 2018. Bell expects to close the offering on September 14, 2018, subject to customary closing conditions. The Notes were priced at US$98.768 per US$100 principal amount plus accrued interest for an effective yield of 4.540% per annum and will mature on April 1, 2048. The Notes will be fully and unconditionally guaranteed by BCE Inc.

The net proceeds of the offering are intended to be used to fund the redemption of Bell’s CA$200,000,000 principal amount of 5.625% Series 8 Notes, due December 16, 2019, for the repayment of short-term debt and for general corporate purposes.

The debt offering is being made in the United States pursuant to a prospectus supplement to Bell’s short form base shelf prospectus dated March 20, 2018 filed with the Securities and Exchange Commission as part of an effective shelf registration statement on Form F-10. The Notes are not being offered in Canada or to any resident of Canada. The joint book-running managers of the debt offering are Barclays Capital Inc., BMO Capital Markets Corp., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital (USA) Inc.

A copy of the prospectus supplement and the accompanying prospectus for the offering may be obtained by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, toll-free: (888) 603-5847, email: barclaysprospectus@broadridge.com; BMO Capital Markets Corp., 3 Times Square, 25th Floor, New York, NY 10036, Attn: US Syndicate, toll-free: (866) 864-7760, email: USDSyndicate@bmo.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, toll-free: (800) 831-9146, email: prospectus@citi.com; Merrill Lynch, Pierce, Fenner & Smith Incorporated, 200 North College Street, NC1-004-03-43, Charlotte, NC 28255-0001, Attn: Prospectus Department, toll-free: (800) 294-1322, email: dg.prospectus_requests@baml.com; and Scotia Capital (USA) Inc., 250 Vesey Street, New York, NY, 10281, Attn: Debt Capital Markets/Chief Legal Officer, toll-free: (800) 372-3930, email: US.Legal@scotiabank.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Caution concerning forward-looking statements

Certain statements made in this news release constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and under Canadian securities laws, including, but not limited to, the statements relating to the timing and completion of the proposed debt offering, the intended use of the net proceeds of such sale and other statements that are not historical facts. Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and we caution you against relying on any of these forward-looking statements. The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by applicable securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the proposed offering referred to above. Readers are cautioned that such information may not be appropriate for other purposes. The timing and completion of the abovementioned proposed sale of the Notes is subject to customary closing terms and other risks and uncertainties. Accordingly, there can be no assurance that the proposed sale of the Notes will occur, or that it will occur at the expected time indicated in this news release.

About Bell

Founded in Montréal in 1880, Bell is Canada’s largest communications company, providing innovative broadband wireless, TV, Internet and business communication services across the country. Bell Media is Canada’s premier content creation company with leading assets in television, radio, out of home, and digital media. Bell is wholly owned by BCE Inc. (TSX, NYSE: BCE). To learn more, please visit Bell.ca or BCE.ca.

The Bell Let’s Talk initiative promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day, and provides significant Bell funding of mental health care and access, research and workplace leadership initiatives. To learn more, please visit Bell.ca/LetsTalk.

Media inquiries:

Marie-Eve Francoeur

514-391-5263

marie-eve.francoeur@bell.ca

Investor inquiries:

Thane Fotopoulos

514-870-4619

thane.fotopoulos@bell.ca